The Mexico Fund, Inc.

Monthly Summary Report
April 2013

Prepared By:

Impulsora del Fondo México, sc
Investment Advisor to the Fund

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

April 30, 2013

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier
Total Net Assets1 (million US$)	$437.60	$450.89	$362.15
NAV per share	$32.64	$33.69	$27.10
Closing price NYSE2	$35.77	$36.60	$24.58
% Premium (Discount)	9.59%	8.64%	(9.30%)
Shares traded per month2 (composite figures)	2,160,545	2,886,724	685,805
Outstanding shares3	13,408,785	13,381,884	13,362,856
Shares on Short Interest Position2	255,654	338,861	7,602
Note: Past performance is no guarantee of future results.

II. Performance4	1 Month	3 Months	6 Months	1 Year
Market price	-0.07%	13.11%	35.64%	59.22%
NAV per share	-0.87%	3.27%	18.94%	31.11%
Bolsa Index	-2.52%	-2.24%	9.59%	14.86%
MSCI Mexico Index	-2.15%	-1.74%	9.63%	15.26%

	2 Years	3 Years	5 Years	10 Years
Market price	55.21%	98.39%	93.00%	702.12%
NAV per share	25.65%	55.84%	37.72%	538.28%
Bolsa Index	8.33%	31.18%	20.88%	451.09%
MSCI Mexico Index	11.60%	34.15%	19.73%	376.92%

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier
Bolsa Index5	42,263.48	44,077.09	39,461.00
Daily avg. of million shares traded	387.4	508.1	279.6
Valuation Ratios6: P/E	21.05	20.02	20.77
P/BV	3.07	3.07	2.95
EV/EBITDA	9.76	9.65	8.84
Market capitalization (billion US$)	$608.75	$598.17	$505.18

1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund’s Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.
2 Source: NYSE Euronext. Short interest position as of first fortnight of every month.
3 In accordance with the terms of the Fund’s Distribution Reinvestment and Stock Purchase Plan, during April 2013 the Fund issued 26,901 shares at $35.59, as Fund shares traded at a premium with respect to their NAV.
4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Performance figures for the Fund take into account the reinvestment of distributions; however, performance figures for the Bolsa Index and MSCI Mexico Index do not.
5 Source: Mexican Stock Exchange
6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings before Interests, Taxes, Depreciation and Amortization.

IV. The Mexican Economy.
	End of Month	One Month Earlier	One Year Earlier
Treasury Bills7
One month	3.82%	3.98%	4.29%
Six months	3.97%	4.09%	4.40%
One year	4.10%	4.22%	4.57%
Long-term Bonds
Three years	4.27%	4.44%	4.89%
Five years	4.15%	4.63%	5.04%
Ten years	5.00%	N.A.	N.A.
20 years	5.37%	5.69%	7.16%
30 years	N.A.	5.88%	N.A.
Currency Market8
Exchange Rate (Ps/US$)	Ps. 12.1340	Ps. 12.3360	Ps. 13.0127

	Month	Year to Date	Last 12 Months
Inflation Rates on Previous Month
Consumer Price Index9 (CPI)	0.73%	1.64%	4.25%

V. Economic Comments.

According to results of the monthly poll conducted during April 2014 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.35% during 2013 and 3.96% during 2014. The inflation rate is estimated by analysts to be 3.90% for 2013 and 3.77% for 2014. The exchange rate of the peso against the dollar is expected to end 2013 at Ps. 12.19 and at the same level towards the end of 2014, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.05% and 4.24% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.
8 Sources: Bloomberg and Banco de México
9 Source: Banco de México

VI. Portfolio of Investments As of April 30, 2013 (Unaudited)

Shares			Percent of
Held	COMMON STOCK - 91.92%	Value	Net Assets
	Airports
700,000	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$8,693,176	1.99%

	Beverages
1,500,000	Arca Continental, S.A.B. de C.V.	12,379,265	2.83
300,000	Coca-Cola Femsa, S.A.B. de C.V. Series L	4,849,102	1.11
3,100,000	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	35,279,298	8.06
1,285,000	Organización Cultiba, S.A.B. de C.V. Series B	3,801,838	0.87
		56,309,503	12.87
	Building Materials
26,020,800	Cemex, S.A.B. de C.V. Series CPO	29,357,570	6.71

	Chemical Products
2,800,000	Alpek, S.A.B. de C.V. Series A	6,687,325	1.53
2,690,000	Mexichem, S.A.B. de C.V.	13,720,463	3.13
		20,407,788	4.66
	Construction and Infrastructure
2,300,000	Empresas ICA, S.A.B. de C.V.	6,363,194	1.45
2,200,000	OHL México, S.A.B. de C.V.	6,828,086	1.56
		13,191,280	3.01
	Consumer Products
6,000,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	20,827,427	4.76

	Energy
1,200,000	Infraestructura Energética Nova, S.A.B de C.V.	4,094,281	0.94

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	8,115,650	1.85
4,320,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	32,597,594	7.45
3,720,000	Grupo Financiero Santander Mexicano, S.A.B de C.V. Series B	12,039,262	2.75
		52,752,506	12.05
	Food
3,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	9,768,419	2.23
1,550,000	Grupo Herdez, S.A.B. de C.V.	5,648,673	1.29
		15,417,092	3.52
	Holding Companies
11,140,000	Alfa, S.A.B. de C.V. Series A	25,889,896	5.92
1,620,000	Grupo Carso, S.A.B. de C.V. Series A1	9,253,519	2.11
1,000,000	KUO, S.A.B. de C.V. Series B	2,494,643	0.57
		37,638,058	8.60
	Media
3,042,000	Grupo Televisa, S.A.B. Series CPO	15,455,687	3.53

	Mining
6,750,000	Grupo México, S.A.B. de C.V. Series B	24,176,282	5.53

Shares			Percent of
Held	COMMON STOCK	Value	Net Assets
	Restaurants
2,500,000	Alsea, S.A.B. de C.V.	7,647,931	1.75

	Retail
1,500,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	18,981,787	4.34
2,740,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	10,457,343	2.39
8,100,000	Wal-Mart de México, S.A.B. de C.V. Series V	25,793,967	5.89
		55,233,097	12.62
	Stock Exchange
3,200,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	8,723,916	1.99

	Telecommunications Services
30,000,000	América Móvil, S.A.B. de C.V. Series L	32,314,159	7.39

	Total Common Stock	$402,239,753	91.92%

	REAL ESTATE INVESTMENT TRUSTS – 2.98%

3,985,000	Macquaire México Real Estate Management S.A. de C.V. Series 12	9,629,158	2.20
1,432,327	PLA Administradora Industrial, S. de R.L. de C.V. Series 13	3,403,164	0.78
		$13,032,322	2.98

	Total Equity Securities	$415,272,075	94.90%

Securities	SHORT-TERM SECURITIES – 5.19%
Principal Amount
	Repurchase Agreements
$17,244,213	BBVA Bancomer, S.A., 3.96%, dated 04/30/13, due 05/02/13 repurchase price $17,248,007 collateralized by Bonos del Gobierno Federal.	$17,244,213	3.94%
	Time Deposits
5,484,852	Comerica Bank, 0.07%, dated 04/30/13, due 05/01/13	5,484,852	1.25
	Total Short-Term Securities	22,729,065	5.19
	Total Investments	438,001,140	100.09
	Liabilities in Excess of Other Assets	(399,593)	(0.09)
	Net Assets Equivalent to $32.64 per share on 13,408,785 shares of capital stock outstanding	$437,601,547	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)